                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE



Contacts:      Ferrellgas Media Relations-Sherlyn Manson (816) 792-7902
               Ferrellgas Investor Relations-Theresa Schekirke (816) 792-6826
               Bell Atlantic Media Relations-Nancy Stark (215) 963-6777



                        FERRELLGAS COMPLETES PURCHASE OF
                         VISION ENERGY RESOURCES, INC.



LIBERTY, Mo. (November 1, 1994) - Ferrellgas, Inc., General Partner of Ferrellgas Partners, L.P. (NYSE:FGP), announced that it has completed the purchase of Vision Energy Resources, Inc., a subsidiary of Bell Atlantic Corporation (NYSE:BEL), at cash purchase price of approximately $45 million. Immediately following the acquisition, Ferrellgas contributed the Vision business to Ferrellgas Partners, L.P., making the Partnership the second largest retail propane marketer in the United States, based on retail gallons sold.

Vision Energy Resources, Inc. was the 16th largest propane retailer in the United States, operating 33 retail propane outlets in seven states, with sales of 99.8 million retail and wholesale gallons in 1993. The company served 54,000 residential, industrial/commercial and agricultural customers in Minnesota, Wisconsin, North Dakota, South Dakota, Michigan, Montana, Iowa and Florida. These customers will now be served by Ferrellgas Partners, L.P.

"The acquisition of Vision Energy enhances our presence in the North Central part of the country and enhances productivity and increases efficiencies in the rapidly growing propane market in Florida," said James E. Ferrell, Ferrellgas Partners, L.P. Chairman and Chief Executive Officer.

Vision Energy Resources, Inc. was acquired by Philadelphia-based Bell Atlantic in 1992 as part of that company's acquisition of Metro Mobile CTS, Inc., which was primarily an owner and operator of cellular systems nationwide.

Prior to this acquisition, Ferrellgas Partners, L.P., through its operating partnership Ferrellgas, L.P. and General Partner Ferrellgas, Inc., had been the third largest retail marketer of propane in the United States, with fiscal 1994 sales of 564 million retail gallons of propane to more than 600,000 customers in 45 states and revenues of $526.5 million.